EXHIBIT 10.2

Executive Officer Compensation Arrangements (2006 Salaries)

The following summarizes the compensation arrangements established between Harvard Bioscience, Inc. (the “Company”) and certain executive officers through verbal agreements.

On August 9, 2006, the Compensation Committee of the Board of Directors of the Company determined base salary levels for 2006 for certain executive officers of the Company. The base salary levels established for 2006 for these executive officers are as follows:

Name	Title	2006 Salary
Chane Graziano	Chief Executive Officer	$486,000

David Green	President	$400,000

Bryce Chicoyne	Chief Financial Officer	$200,000

Susan M. Luscinski	Chief Operating Officer	$250,000

Mark A. Norige	Chief Operating Officer, Harvard Apparatus Business Unit	$190,000